EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Second Quarter 2009 Earnings

          MIDLAND, Mich., July 27, 2009 -- Chemical Financial Corporation (Nasdaq:CHFC) today announced 2009 second quarter net income of $2.3 million, or $0.10 per diluted share, versus net income of $9.6 million, or $0.40 per diluted share, in the second quarter of 2008.

          Net income was $5.0 million, or $0.21 per diluted share, for the six months ended June 30, 2009, compared to net income of $19.3 million, or $0.81 per diluted share, for the six months ended June 30, 2008.

          "Although we remain profitable, loan loss provisioning, credit related costs and increased FDIC premiums depressed second quarter earnings, as Michigan's ongoing recession continued to negatively impact virtually all segments of our customer base. In the quarter, we recorded a $15.2 million provision for loan losses, as we incurred net loan charge-offs of $7.8 million in the quarter and increased our allowance for loan losses an additional $7.4 million," said David B. Ramaker, Chairman, Chief Executive Officer & President. "This increase in our allowance for loan losses was precipitated primarily by an increase in nonperforming loans during the quarter."

          "Our capital levels and liquidity bear witness to our financial strength and stability, which have enabled us to pursue quality opportunities for growth in consumer loans, real estate residential loan originations and deposits despite the challenging economic environment. Since the year began, our consumer lending portfolio has grown by $100 million, which is approximately a 30 percent annualized rate of growth. Extensive opportunities in indirect consumer lending due to a combination of an increased sales effort, new technology to support indirect loan application processing and a reduction in the number of competing lenders has facilitated this growth. Similarly, deposit growth has been strong, with total deposits up 8.4 percent in the past twelve months. As credit concerns ease and the economy recovers, the

Company intends to increasingly deploy these deposits into loans, which we believe will translate into improved earnings performance."

          "Due in part to our strong capital levels, which we are committed to maintaining, we remain well positioned to capitalize on other growth opportunities that may present themselves, and we will continue to take a strong leadership position in meeting the needs of the communities we serve," added Ramaker.

          Net interest income was $37.0 million in the second quarter of 2009, an increase of $1.4 million, or 3.8 percent, from second quarter 2008 net interest income of $35.6 million and an increase of $0.4 million, or 1.1 percent, from first quarter 2009 net interest income of $36.6 million. These increases resulted primarily from improved income from growth in earning assets outpacing declines in net interest margin. The net interest margin (on a tax-equivalent basis) in the second quarter of 2009 was 4.00 percent, down slightly from 4.11 percent in the second quarter of 2008 and from 4.06 percent in the first quarter of 2009. The decrease in the net interest margin was largely attributable to a higher proportion of earning assets being invested in lower rate-yielding assets. In general, this shift in earning asset mix was attributable to a lack of quality business lending opportunities under current economic conditions and a reduction in the residential loan portfolio, which resulted in the Company investing funds received as the result of relationship-based deposit growth into lower earning asset classes, such as securities and overnight investments.

          Total assets were $4.00 billion at June 30, 2009, up from $3.87 billion at December 31, 2008 and from $3.74 billion at June 30, 2008. At June 30, 2009, total loans were $2.98 billion, versus $2.98 billion at December 31, 2008 and $2.85 billion at June 30, 2008. As previously mentioned, in the current economic environment, the Company is challenged in finding adequate high quality commercial and retail loan opportunities to maintain and grow certain segments of its loan portfolio. The Company experienced a $66.4 million, or 7.9 percent, decline in the residential loan portfolio during the six months ended June 30, 2009. This decline was primarily attributable to the historically low fixed mortgage interest rates that have been prevalent throughout 2009. As adjustable rate portfolio loans refinanced into fixed rate products, the Company sold the majority of fixed rate loans it originated during the six months ended June 30, 2009 into the secondary market, while retaining servicing rights on the majority of the loans sold; resulting in an increase in mortgage banking revenue. Investment securities were $637 million at June 30, 2009, up substantially from $547 million at December 31, 2008 and up from $589 million at June 30, 2008.

          Total deposits were $3.13 billion at June 30, 2009, up from $2.98 billion at December 31, 2008 and from $2.89 billion at June 30, 2008. The strong deposit growth over the past year was attributable, in part, to the Company's ongoing efforts to enhance and build customer relationships. Long-term wholesale borrowings, comprised of Federal Home Loan Bank advances, totaled $115 million at June 30, 2009, down $20 million, or 15 percent, from $135 million at December 31, 2008 and down $15 million, or 12 percent, from $130 million at June 30, 2008.

          The provision for loan losses was $15.2 million in the second quarter of 2009, compared to $14.0 million in the first quarter of 2009 and $6.5 million in the second quarter of 2008. Net loan charge-offs were $7.8 million in the second quarter of 2009, down from $8.5 million in the first quarter of 2009, although up from $6.5 million in the second quarter of 2008.

          At June 30, 2009, nonperforming assets totaled $142.8 million, up from $125.7 million at March 31, 2009 and $87.8 million at June 30, 2008. Nonperforming loans were $124.4 million at June 30, 2009, up from $105.0 million at March 31, 2009, with the increase attributable primarily to increases in the commercial, real estate commercial and real estate residential categories. At June 30, 2009, nonperforming loans as a percentage of total loans were 4.18 percent, up from 3.56 percent at March 31, 2009 and up from 2.52 percent at June 30, 2008.

          The allowance for loan losses of $70.0 million at June 30, 2009 was 2.35 percent of total loans, up from 2.12 percent of total loans at March 31, 2009 and up from 1.39 percent of total loans at June 30, 2008. The allowance for loan losses as a percent of nonperforming loans was 56 percent at June 30, 2009, compared to 60 percent at March 31, 2009, and 55 percent at June 30, 2008. The Company's nonperforming loans at June 30, 2009 included commercial, real estate commercial and residential development construction loans, totaling $48.6 million, which have been analyzed and deemed to be adequately collateralized so as not to require a valuation allowance.

          Total noninterest income was $11.0 million in the second quarter of 2009, up $1.1 million, or 11.2 percent, from the first quarter of 2009, although down $1.0 million, or 8.4 percent, from the second quarter of 2008. The increase in noninterest income in the second quarter of 2009, compared to the first quarter of 2009, was primarily attributable to increases in both service charges on deposit accounts and mortgage banking revenue. The decrease from the prior year was primarily attributable to the realization of a $1.7 million gain on the sale of MasterCard stock in the second quarter of 2008. As compared to the second quarter of 2008, in the second quarter of 2009 the Company saw strong increases in mortgage banking revenue, which were partially offset by declines in trust and investment services revenue due primarily to declines in the value of trust assets.

          Operating expenses of $30.0 million in the second quarter of 2009 were up $0.8 million, or 2.8 percent, from the first quarter of 2009 and up $3.1 million, or 11.6 percent, from the second quarter of 2008. FDIC insurance premiums were $3.1 million in the second quarter of 2009, up from $1.2 million in the first quarter of 2009, and up substantially from $0.2 million in the second quarter of 2008. The premium in the second quarter of 2009 included a FDIC industry-wide special assessment of $1.8 million for the Company. The FDIC has notified banks that it is probable another special assessment may be assessed in the fourth quarter of 2009. Loan collection expenses and costs related to the Company's nonperforming assets totaled $2.3 million in the second quarter of 2009, compared to $2.2 million in the first quarter of 2009 and $1.1 million in the second quarter of 2008. Employee benefit costs were $0.8 million lower in the second quarter of 2009 than in the first quarter of 2009 due largely to an experience rated reduction in group health costs during the quarter.

          The Company's return on average assets during the second quarter of 2009 was 0.23 percent, down from 0.28 percent in the first quarter of 2009 and down from 1.03 percent in the second quarter of 2008. The decrease in return on assets resulted in a decrease in return on average equity to 1.9 percent in the second quarter of 2009 from 7.6 percent in the second quarter of 2008. At June 30, 2009, the Company's book value stood at $20.23 per share versus $21.58 per share at June 30, 2008.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 129 banking offices spread over 31 counties in the lower peninsula of Michigan. At June 30, 2009, the Company had total assets of $4.0 billion. Chemical Financial Corporation's common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Global Select Market.

SAFE HARBOR STATEMENT
This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "judgment," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify such forward-looking statements. Management's determination of the provision and allowance for loan losses involves judgments that are inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Chemical Financial Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in Chemical Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2008; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized fully or at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	June 30 2009	December 31 2008	June 30 2008
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$88,210	$168,650	$110,050
Federal funds sold	-	-	8,000
Interest-bearing deposits with unaffiliated banks and others	119,413	4,572	4,827
Total Cash and Cash Equivalents	207,623	173,222	122,877
Investment securities:
Available-for-sale	492,096	449,947	477,910
Held-to-maturity	144,556	97,511	111,579
Total Investment Securities	636,652	547,458	589,489
Other securities	22,128	22,128	22,142
Loans held for sale	26,008	8,463	7,571

Loans:
Commercial	560,187	587,554	539,086
Real estate commercial	774,881	786,404	776,505
Real estate construction	119,674	119,001	130,079
Real estate residential	773,126	839,555	824,588
Consumer	749,032	649,163	580,203
Total Loans	2,976,900	2,981,677	2,850,461
Allowance for loan losses	(69,956)	(57,056)	(39,664)
Net Loans	2,906,944	2,924,621	2,810,797

Premises and equipment	52,578	53,036	49,164
Goodwill	69,908	69,908	69,908
Other intangible assets	5,498	5,241	5,963
Interest receivable and other assets	71,417	70,236	59,943
Total Assets	$3,998,756	$3,874,313	$3,737,854

Liabilities:
Deposits:
Noninterest-bearing	$551,060	$524,464	$552,550
Interest-bearing	2,579,367	2,454,328	2,334,409
Total Deposits	3,130,427	2,978,792	2,886,959
Interest payable and other liabilities	36,329	35,214	21,207
Short-term borrowings	233,674	233,738	185,472
Federal Home Loan Bank advances - long-term	115,000	135,025	130,025
Total Liabilities	3,515,430	3,382,769	3,223,663

Shareholders' Equity:
Common stock, $1 par value per share	23,890	23,881	23,823
Surplus	347,447	346,916	345,117
Retained earnings	124,496	133,578	147,092
Accumulated other comprehensive loss	(12,507)	(12,831)	(1,841)
Total Shareholders' Equity	483,326	491,544	514,191
Total Liabilities and Shareholders' Equity	$3,998,756	$3,874,313	$3,737,854

Chemical Financial Corporation Announces Second Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended		Six Months Ended
	June 30		June 30
(In thousands, except per share data)	2009	2008	2009	2008
Interest Income:
Interest and fees on loans	$42,997	$44,491	$85,790	$90,061
Interest on investment securities:
Taxable	4,024	5,473	8,526	11,312
Tax-exempt	893	687	1,670	1,382
Dividends on other securities	267	390	430	584
Interest on federal funds sold	-	412	-	1,430
Interest on deposits with unaffiliated banks and others	102	55	189	176
Total Interest Income	48,283	51,508	96,605	104,945

Interest Expense:
Interest on deposits	9,808	13,734	19,975	30,061
Interest on short-term borrowings	239	501	472	1,460
Interest on Federal Home Loan Bank advances - long-term	1,258	1,637	2,590	3,402
Total Interest Expense	11,305	15,872	23,037	34,923
Net Interest Income	36,978	35,636	73,568	70,022
Provision for loan losses	15,200	6,500	29,200	9,200
Net Interest Income after
Provision for Loan Losses	21,778	29,136	44,368	60,822

Noninterest Income:
Service charges on deposit accounts	4,781	5,007	9,256	9,781
Trust and investment services revenue	2,374	2,838	4,749	5,492
Other charges and fees for customer services	1,994	1,713	3,795	3,309
Mortgage banking revenue	1,462	524	2,612	1,060
Investment securities gains	95	1,716	95	1,716
Other	252	161	308	181
Total Noninterest Income	10,958	11,959	20,815	21,539

Operating Expenses:
Salaries, wages and employee benefits	14,683	14,810	30,100	29,289
Occupancy	2,407	2,360	5,114	5,130
Equipment	2,364	2,133	4,706	4,320
Other	10,562	7,582	19,301	14,990
Total Operating Expenses	30,016	26,885	59,221	53,729
Income Before Income Taxes	2,720	14,210	5,962	28,632
Federal Income Tax Expense	426	4,600	950	9,351
Net Income	$2,294	$9,610	$5,012	$19,281

Net income per share:
Basic	$0.10	$0.40	$0.21	$0.81
Diluted	0.10	0.40	0.21	0.81

Cash dividends per share	0.295	0.295	0.590	0.590

Average shares outstanding:
Basic	23,890	23,823	23,890	23,823
Diluted	23,908	23,831	23,904	23,829

Chemical Financial Corporation Announces Second Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended June 30		Six Months Ended June 30
(Dollars in thousands)	2009	2008	2009	2008
Average Balances
Total assets	$4,001,155	$3,757,238	$3,964,318	$3,774,361
Total interest-earning assets	3,776,766	3,530,750	3,737,963	3,546,177
Total loans	2,968,039	2,827,260	2,964,528	2,813,105
Total deposits	3,130,678	2,910,357	3,089,126	2,921,693
Total interest-bearing liabilities	2,926,290	2,680,550	2,905,601	2,708,823
Total shareholders' equity	488,765	511,926	488,432	510,079

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	4.00%	4.11%	4.03%	4.02%
Efficiency ratio	61.7%	55.8%	61.9%	58.0%
Return on average assets	0.23%	1.03%	0.25%	1.03%
Return on average shareholders' equity	1.9%	7.6%	2.1%	7.6%
Average shareholders' equity as a
percent of average assets	12.2%	13.6%	12.3%	13.5%
Tangible shareholders' equity as a
percent of total assets			10.5%	12.0%
Total risk-based capital ratio			16.0%	17.3%

	June 30 2009	March 31 2009	Dec 31 2008	Sept 30 2008	June 30 2008
Credit Quality Statistics
Nonaccrual loans	$109,944	$94,737	$76,466	$69,719	$61,635
Loans 90 or more days past due
and still accruing	10,502	10,240	16,862	13,012	10,288
Loans modified under troubled debt restructuring	3,981	-	-	-	-
Total nonperforming loans	124,427	104,977	93,328	82,731	71,923
Repossessed assets (RA)	18,344	20,688	19,923	15,699	15,897
Total nonperforming assets	142,771	125,665	113,251	98,430	87,820
Net loan charge-offs (year-to-date)	16,300	8,494	31,566	24,210	8,958

Allowance for loan losses as a
percent of total loans	2.35%	2.12%	1.91%	1.58%	1.39%
Allowance for loan losses as a
percent of nonperforming loans	56%	60%	61%	56%	55%
Nonperforming loans as a
percent of total loans	4.18%	3.56%	3.13%	2.83%	2.52%
Nonperforming assets as a
percent of total loans plus RA	4.77%	4.23%	3.77%	3.34%	3.06%
Nonperforming assets as a
percent of total assets	3.57%	3.16%	2.92%	2.60%	2.35%
Net loan charge-offs as a percent of
average loans (year-to-date, annualized)	1.10%	1.15%	1.10%	1.14%	0.64%

	June 30 2009	March 31 2009	Dec 31 2008	Sept 30 2008	June 30 2008
Additional Data - Intangibles
Goodwill	$69,908	$69,908	$69,908	$69,908	$69,908
Core deposit intangibles	2,629	2,847	3,050	3,266	3,609
Mortgage servicing rights (MSR)	2,869	2,377	2,191	2,328	2,354
Amortization of core deposit intangibles (quarter only)	217	203	216	343	453

Chemical Financial Corporation Announces Second Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	June 30 2009	March 31 2009	Dec 31 2008	Sept 30 2008	June 30 2008
Nonaccrual loans:
Commercial	$20,371	$16,419	$16,324	$13,320	$10,918
Real estate commercial	50,067	41,826	27,344	24,230	17,915
Real estate construction	17,935	18,504	15,310	14,513	15,157
Real estate residential	15,905	12,803	12,175	12,869	11,955
Consumer	5,666	5,185	5,313	4,787	5,690
Total nonaccrual loans	109,944	94,737	76,466	69,719	61,635
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,201	2,581	1,652	1,735	3,130
Real estate commercial	1,542	4,352	9,995	6,586	2,948
Real estate construction	259	538	759	1,096	676
Real estate residential	6,236	1,699	3,369	2,910	2,746
Consumer	1,264	1,070	1,087	685	788
Total accruing loans contractually past due 90 days or more as to interest
or principal payments	10,502	10,240	16,862	13,012	10,288
Loans modified under troubled debt restructuring	3,981	-	-	-	-
Total nonperforming loans	124,427	104,977	93,328	82,731	71,923
Other real estate and repossessed assets	18,344	20,688	19,923	15,699	15,897
Total nonperforming assets	$142,771	$125,665	$113,251	$98,430	$87,820

Chemical Financial Corporation Announces Second Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	June 30 2009	March 31 2009	Dec 31 2008	Sept 30 2008	June 30 2008
Allowance for loan losses at beginning of period	$62,562	$57,056	$46,412	$39,664	$39,662
Provision for loan losses	15,200	14,000	18,000	22,000	6,500

Loans charged off:
Commercial	(3,289)	(3,290)	(3,254)	(11,468)	(1,474)
Real estate commercial	(1,930)	(2,589)	(1,645)	(673)	(3,373)
Real estate construction	(762)	(1,700)	(954)	(923)	(1,070)
Real estate residential	(1,043)	(235)	(1,106)	(749)	(358)
Consumer	(1,544)	(1,253)	(1,811)	(1,776)	(612)
Total loan charge-offs	(8,568)	(9,067)	(8,770)	(15,589)	(6,887)
Recoveries of loans previously charged off:
Commercial	130	205	1,094	74	228
Real estate commercial	226	87	11	68	32
Real estate construction	-	-	-	-	-
Real estate residential	127	82	83	50	5
Consumer	279	199	226	145	124
Total loan recoveries	762	573	1,414	337	389
Net loan charge-offs	(7,806)	(8,494)	(7,356)	(15,252)	(6,498)
Allowance for loan losses at end of period	$69,956	$62,562	$57,056	$46,412	$39,664

Chemical Financial Corporation Announces Second Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	2nd Qtr. 2009	1st Qtr. 2009	4th Qtr. 2008	3rd Qtr. 2008	2nd Qtr. 2008
Summary of Operations
Interest income	$48,283	$48,322	$51,703	$51,688	$51,508
Interest expense	11,305	11,732	13,192	14,968	15,872
Net interest income	36,978	36,590	38,511	36,720	35,636
Provision for loan losses	15,200	14,000	18,000	22,000	6,500
Net interest income after provision
for loan losses	21,778	22,590	20,511	14,720	29,136
Noninterest income	10,958	9,857	9,604	10,054	11,959
Operating expenses	30,016	29,205	28,629	26,750	26,885
Income (loss) before income taxes	2,720	3,242	1,486	(1,976)	14,210
Federal income tax expense (benefit)	426	524	(100)	(951)	4,600
Net income (loss)	$2,294	$2,718	$1,586	$(1,025)	$9,610

Per Common Share Data
Net income (loss):
Basic	$0.10	$0.11	$0.06	$(0.04)	$0.40
Diluted	0.10	0.11	0.06	(0.04)	0.40
Cash dividends	0.295	0.295	0.295	0.295	0.295
Book value - period-end	20.23	20.40	20.58	21.19	21.58
Market value - period-end	19.91	20.81	27.88	31.14	20.40